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                                                                   Draft 6/6/02


                       ASSIGNMENT AND ASSUMPTION AGREEMENT


     This Assignment and Assumption Agreement (the "Assignment and Assumption") is executed and entered into as of June ___, 2002, by and between J.P. Morgan Fleming Asset Management (USA) Inc. ("Assignor") and J.P. Morgan Investment Management Inc. ("Assignee").


                                   WITNESSETH

     WHEREAS, The Chase Manhattan Bank entered into an Investment Advisory Agreement, dated as of May 6, 1996, by and between Mutual Fund Group and The Chase Manhattan Bank (the "Investment Advisory Agreement");

     WHEREAS, The Chase Manhattan Bank entered into an Assignment and Assumption Agreement, dated as of February 28, 2001, by and between the Assignor and The Chase Manhattan Bank (together with the Investment Advisory Agreement, the "Management Agreement");

     WHEREAS, the Assignor intends to assign to the Assignee all of the Assignor's rights and obligations under the Management Agreement with respect to the JPMorgan Fleming Pacific Region Fund (the "Pacific Region Fund"); and

     WHEREAS, this Assignment and Assumption does not constitute an "assignment" for purposes of Section 15(a)(4) of the Investment Company Act of 1940, as amended (the "1940 Act"), in accordance with Rule 2a-6 under the 1940 Act.


     NOW, THEREFORE, in consideration of the mutual promises and agreements herein made for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. The Assignor hereby assigns, transfers and conveys to the Assignee and its successors and assigns all the Assignor's right, title and interest in the Management Agreement with respect to the Pacific Region Fund.

          2. The Assignee hereby, with respect to the Pacific Region Fund, (a) agrees to observe and perform all the terms and conditions of the Management Agreement applicable to Assignor and (b) otherwise agrees to assume all liabilities imposed upon the Assignor under the Management Agreement.
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          3.   The Assignee hereby covenants to indemnify the Assignor against all liabilities, claims and demands incurred by or made on the Assignor under the terms of the Management Agreement, with respect to the Pacific Region Fund, and against all costs that the Assignor may reasonably incur in resisting or defending any such claim or demand, including legal costs.

          4. [Nothing contained herein shall release Assignor from any liability under the Management Agreement.]

          5. This Assignment and Assumption shall be governed by the laws of the State of New York; PROVIDED, HOWEVER, that nothing herein shall be construed as being inconsistent with the 1940 Act.
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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and
     Assumption to be executed as of the date first above written.


                                J.P. MORGAN FLEMING ASSET MANAGEMENT
                                (USA) INC.


                                    By:
                                         ---------------------------------
                                         Name:
                                         Title:


                                J.P. MORGAN INVESTMENT MANAGEMENT INC.


                                    By:
                                         ---------------------------------
                                         Name:
                                         Title:


ACKNOWLEDGED and AGREED TO:

MUTUAL FUND GROUP, on behalf of the JPMorgan
Fleming Pacific Region Fund

By:
     ---------------------------------
     Name:
     Title: